Exhibit 99.1

World Fuel Services Corporation To Acquire Watson Petroleum Limited

Will Significantly Expand Land Segment in the United Kingdom

MIAMI--(BUSINESS WIRE)--January 6, 2014--World Fuel Services Corporation (NYSE: INT), announced today that a wholly-owned subsidiary of the company has signed a definitive agreement to acquire Watson Petroleum Limited, a leading distributor of gasoline, diesel, heating oil, lubricants and other products and related services across England and Wales, for a purchase price of £117 million ($191 million). The purchase price will be funded through cash-on-hand and the company’s existing credit facilities.

Watson Petroleum is headquartered in Brinkworth, England and has 670 employees. With expected 2013 revenue of $2.2 billion, Watson Petroleum is one of the largest fuel distributors in the United Kingdom.

“We look forward to welcoming the Watson Petroleum team to World Fuel Services,” said Michael J. Kasbar, president and chief executive officer of World Fuel Services Corporation. “Combined with our existing land business in the United Kingdom, this transaction will further solidify Watson’s position as one of the largest distributors of ground-based fuels in the United Kingdom and will provide a platform for further growth in the ground fuels space in the United Kingdom and elsewhere in Europe.”

“We are very excited to be joining a company with the capabilities and breadth of products and services of World Fuel. Coupled with World Fuel’s solid financial foundation, this transaction will allow us to expand our product and service offerings and further grow our distribution network,” stated Tony Watson, managing director of Watson Petroleum Limited.

The transaction is expected to be $0.18 to $0.22 accretive to earnings on a GAAP basis in the first twelve months. Non-GAAP accretion, which excludes amortization of acquired intangible assets of approximately $0.10 per share, is expected to be $0.28 to $0.32 in the first twelve months.

The transaction is subject to customary regulatory consents and closing conditions and is expected to be completed within the next ninety days.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations about Watson Petroleum’s 2013 revenue, the effect of the transaction on its position as a distributor in the United Kingdom, its opportunities for growth and expansion of offerings, as well as our expectations about the timing of closing, the funding of the purchase price, and the effect of the transaction on our earnings. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K filed with the SEC on February 21, 2013. Actual results may differ materially from any forward-looking statements due to risks and uncertainties, including, but not limited to: our ability to effectively integrate and derive benefits from the acquired business, our ability to capitalize on new market opportunities, unexpected delays in closing, potential liabilities and the extent of any insurance coverage, the impact of quarterly fluctuations in results, the creditworthiness of our customers and counterparties and our ability to collect accounts receivable, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers and suppliers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, loss of, or reduced sales, to a significant government customer, uninsured losses, the impact of natural disasters, adverse results in legal disputes, unanticipated tax liabilities, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the company’s SEC filings. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in expectations, future events, or otherwise.

Non-GAAP Financial Measures

This press release includes selected financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we have used non-GAAP accretion to earnings per share, which excludes amortization of acquired intangible assets, primarily because we do not believe it is reflective of the company’s core operating results. We believe that this non-GAAP financial measure, when considered in conjunction with our financial information prepared in accordance with GAAP, is useful for investors to evaluate our core operating results and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, our presentation of non-GAAP accretion may not be comparable to the presentation of such metric by other companies. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure contained in this press release.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer